Exhibit 99.1
Royal Gold Provides Update on Q2 2024 Stream Segment Sales and Details for Release of Q2 2024 Results

DENVER, COLORADO. July 9, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 52,600 gold equivalent ounces (GEOs)1 comprised of approximately 39,200 ounces of gold, 593,200 ounces of silver and 1,500 tonnes of copper related to its streaming agreements during the three-month period ended June 30, 2024 (the “second quarter”). The Company had approximately 12,000 ounces of gold and 450,500 ounces of silver in inventory at June 30, 2024.

RGLD Gold AG’s average realized gold, silver and copper prices for the second quarter were $2,339 per ounce, $28.46 per ounce and $9,475 per tonne ($4.30 per pound), respectively.  Cost of sales was approximately $459 per GEO for the second quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q2 2024 Results Release
Royal Gold’s results for the quarter ended June 30, 2024, will be released after the market closes on Wednesday, August 7, 2024, followed by a conference call on Thursday, August 8, 2024, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Second Quarter 2024 Call Information:

Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	862469

Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile
Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2024, the Company owned interests on 177 properties on five continents, including interests on 38 producing mines and 22 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended June 30, 2024, of $2,338 per ounce.